                   AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT

          Amendment No. 1 to Shareholders Agreement (this "Amendment"), dated as of the 15/th/ day of May, 2002, by and among OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP"), ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom"), TELENOR EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor") and OPEN JOINT STOCK COMPANY "VIMPELCOM-REGION", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company").

          WHEREAS, VIP, Eco Telecom, Telenor and the Company are parties to that Shareholders Agreement, dated as of May 30, 2001 (the "Shareholders Agreement"); and

          WHEREAS, VIP, Eco Telecom, Telenor and the Company desire to amend the Shareholders Agreement on the terms set forth herein.

          NOW, THEREFORE, to implement the foregoing and in consideration of the mutual terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Unless otherwise expressly stated herein to the contrary, all provisions of the Shareholders Agreement shall remain valid, binding and in effect as set forth in the Shareholders Agreement, except as necessary to give effect to the matters set forth in this Amendment. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement.

          2. The following definitions set forth in Section 1.01 of the Shareholders Agreement shall be deleted and shall be of no further force or effect:

          "Board"
          "CEO"
          "Director"

          The definition of "Management Regulations" shall be amended and restated in its entirety to read as follows: "Management Regulations" shall mean the Management Regulations on the Procedure for the Company to Conclude Transactions with Interested Parties (Rukovodstvo o sdelkakh, v sovershenii kotorykh imeetsya zainteresovannost) adopted by the Shareholders in accordance with Section 6.03 hereof, as a supplement to the provisions set forth in the Charter which are applicable to such transactions, as the same may be amended by decisions of the Shareholders."

          3. The provisions of Article II of the Shareholders Agreement shall be deleted in their entirety and shall be replaced with the phrase:
"Intentionally omitted."

          4. (A) The phrase "From and after the date hereof through the second (2/nd/) anniversary of the First Closing" in the first sentence of
Section 5.02(a) shall be deleted and replaced with the phrase "From and after the date hereof through the earlier of (a) the second anniversary of the First Closing and (b) the Third Closing".

                   (B) The following provision shall be added to the Shareholders Agreement as Section 5.02(c):

          "(c)     The Company's five year funding plan, as approved by the
General Meeting of the Shareholders, is annexed hereto as Exhibit E, and may be
                                                          ---------
amended from time to time by a decision of the General Meeting of the Shareholders of the Company (the "Five-Year Plan").

          The Shareholders hereby acknowledge and agree that the Company and the Shareholders shall seek external financing for the "Additional Paid-In Capital"
indicated in the Five-Year Plan.   In the event that such external financing is
not obtained by February, 2005 the Company hereby agrees that it shall give the Shareholders the opportunity to contribute to the Company the amount of cash necessary to make up such funding shortfall for such "Additional Paid-In Capital" by providing the Shareholders with written notice of the funding shortfall and the amount the Company intends to raise through capital contributions. Each Shareholder shall have the right to make a capital contribution on a pro rata basis, based on the respective percentage of the Company's Securities then owned by each such contributing Shareholder and its Affiliates (provided, that for the purposes hereof, the Company will not be deemed an Affiliate of VIP) relative to the respective percentage of the Company's securities then owned by all other contributing Shareholders. In exchange for and simultaneously with any such contribution, each contributing Shareholder will be issued shares of Common Stock, based on the amount of cash contributed by such contributing Shareholder divided by the then applicable Fair Market Value of each such share of Common Stock determined immediately prior, and without giving effect, to such contribution (such per share Fair Market Value, the "Contribution Price").

          In the event that a Shareholder does not exercise its option to contribute its pro rata contribution in full pursuant to the previous paragraph of this Section 5.02(c) (each such Shareholder, a "Non-contributing Shareholder"), the Shareholders that make their cash contribution in full (each, a "Contributing Shareholder") shall have the right to contribute up to the Non-contributing Shareholder's funding shortfall (the "Additional Contribution") within ninety (90) days of such non-performance by the Non-contributing Shareholder. The right to make the Additional Contribution shall be allocated among the Contributing Shareholders pro rata, based on the respective percentage of the Company's Securities then owned by each Contributing Shareholder relative to the number of the Company's Securities then owned by all Contributing Shareholders, or in such other proportion as the Contributing Shareholders may agree among themselves. In exchange for and simultaneously with such Additional Contribution, the Company will issue to each Contributing Shareholder shares of its Common Stock, such number of shares to be based on the amount of the Additional Contribution made by each Contributing Shareholder divided by the Contribution Price.

          Each Shareholder and its Affiliates, if applicable, hereby agrees to take all actions necessary to effect the issuance of such shares of Common Stock in connection herewith including, but not limited to, voting (or causing to be voted) all of such Shareholder's and Affiliates' (if applicable) respective voting securities at any meeting of shareholders (in person or by ballot) of the Company in favor of any action necessary to effect or fund the foregoing, and each Shareholder further agrees to waive any rights under Articles 30 and 75 of the Federal Law "On Joint Stock Companies" dated December 26, 1996, as amended, or similar rights under Russian Laws"; provided, however, that such obligation shall not
                            --------  -------
apply if the aggregate amount of such additional funds raised by the Company through capital increases (excluding the capital increases in connection with the Second Closing and Third Closing) exceeds Three Hundred Million U.S. Dollars (US$300,000,000).

          5. (A) From and after the date hereof until November 5, 2007, unless an Eco Telecom Contribution Default has occurred, Section 6.01 and Schedules 1 and 3 of the Shareholders Agreement shall not apply to any proposed Business Combination and the following provisions, which shall be incorporated into the Shareholders Agreement as Section 6.01(A), shall govern any proposed Business Combination initiated and effected during such period:

"6.01(A)      Business Combination.
              --------------------

          (a) At any time following the Third Closing, on and after the date on which the Company has equal to or more than the number of Subscribers (as defined below) of VIP's Moscow operations ("VIP-M"), as determined pursuant to periodic reports publicly released by VIP (the "Reports"), each Shareholder which owns the Specified Percentage (and, with respect to Eco Telecom only, so long as there has not occurred an Eco Telecom Contribution Default) shall have the right to initiate a review of a Business Combination in accordance with the procedures set forth below and in Schedule I annexed hereto (such initiating Shareholder, the "Initiating Shareholder" and such review, a "Business Combination Review"). For the purposes hereof, "Subscribers" of each of VIP-M and the Company shall be defined in accordance with VIP's policy in effect at the time of the Business Combination Review. VIP hereby agrees that it will publicly release the Reports on a quarterly basis, and that such Reports will contain subscriber figures of both VIP and the Company.

          (b) In the event of a Business Combination Review, if (i) the Subscriber Ratio (as defined in Section 6.01(A)(g) hereof) meets the requirements set forth in Schedule I, (ii) VIP and the Company have negotiated the structure and terms of the Business Combination (including, without limitation, the applicable share exchange ratio) and (iii) the Appraiser selected by VIP, Eco Telecom and Telenor in accordance with Schedule I provides VIP (with copies to Eco Telecom and Telenor) with a Fairness Opinion (as defined in Schedule I) with respect to the 6.01(A) Combination Ratio (as defined and determined in accordance with Schedule I) acceptable to VIP's board of directors, in their sole discretion, then each of Eco Telecom, Telenor, VIP and the Company agree to take the following actions in furtherance of a Business
Combination:

              (i) Subject to each party's relevant fiduciary duties and obtaining shareholder, regulatory and other customary and necessary approvals, each of VIP and the Company agrees to negotiate in good faith and use all commercially reasonable efforts to take all actions necessary to effect the Business Combination, including but not limited to entering into such agreements (subject to usual and customary terms and conditions) as are necessary to effect the Business Combination;

              (ii) Subject to the foregoing, VIP agrees to submit to its shareholders for approval (a) the Business Combination and (b) if applicable, the issuance of common stock by VIP, or a wholly owned subsidiary of VIP, or such other entity as the Parties may determine in accordance with the provisions hereof, in connection therewith; provided, that nothing hereunder shall be deemed to require the board
          --------
          of directors of VIP to recommend the Business Combination or such stock issuance in any such submission to its shareholders; and

              (iii) Each of Eco Telecom, VIP and Telenor and their respective Permitted Transferees, if any, agrees to take all actions within the power of such Shareholder (solely in their respective capacity as a shareholder of the Company) to approve and effect the Business Combination, including but not limited to voting any securities of the Company held by such Shareholder, or any of its Controlled Affiliates, in favor of the Business Combination.

          (c) If the requirements set forth in the first paragraph of Section 6.01(A)(b) are not met, then such proposed Business Combination shall not be effected pursuant to this Section 6.01(A).

          (d) In the event that the Initiating Shareholder commences a Business Combination Review, all fees and expenses of the Initiating Shareholder, the non-Initiating Shareholder, the Appraisers and the Company incurred in connection with the Business Combination Review including, in each case, any legal, banking, accounting, and regulatory fees and expenses (collectively, the "Business Combination Fees") shall be paid in accordance with the provisions of
Schedule I; provided, however, that each party shall be responsible for its own
            --------  -------
fees and expenses in connection with carrying out the provisions set forth in
Section 6.01(A)(b)(i) hereof.

          (e) The Parties acknowledge and agree it is their intent that if Eco Telecom and/or Telenor, individually, own at least the Specified Percentage of VIP immediately prior to the consummation of a Business Combination, Eco Telecom and/or Telenor, as the case may be, should have the right to individually own at least the Specified Percentage of VIP following such Business Combination. Accordingly, if Eco Telecom and/or Telenor, individually, own at least the Specified Percentage of VIP immediately prior to a Business Combination, the Parties shall use all commercially reasonable efforts to provide Eco Telecom and/or Telenor, as the case may be, with the opportunity to own individually at least the Specified Percentage of VIP following such Business Combination. If the Parties are unable to provide Eco Telecom and/or Telenor, as the case may be, with such opportunity, Eco Telecom and/or Telenor, as the case may be, shall not be required to take any action in accordance with this Section 6.01(A) or
Schedule I annexed hereto, including, without limitation, the actions specified in Section 6.01(A)(b)(iii), in connection with any such Business Combination.

          (f) For the purposes hereof the term "Subscriber Ratio" shall mean the ratio of the number of Subscribers of VIP-M to the number of Subscribers of the Company, which shall be expressed as a ratio of x:y."

              (B) From and after the date hereof until November 5, 2007 (or the consummation of a Business Combination initiated prior to such date, if applicable), Schedule I annexed hereto shall be incorporated into, and shall be deemed a part of, the Shareholders Agreement.

              (C) From and after the earlier of (a) an Eco Telecom Contribution Default and (b) November 5, 2007, if a Business Combination has not been initiated under Section 6.01(A), (i) the foregoing Section 6.01(A) shall be deleted in its entirety and the provisions of Section 6.01 of the Shareholders Agreement shall thereafter govern any proposed Business Combination and (ii)
Schedule I annexed hereto shall be deleted in its entirety.

          6. Each reference to "the Board of the Company" in Sections 6.02(c)(ii), (iii) and (iv) of the Shareholders Agreement shall be replaced with the phase "the Shareholders". The phrase "as the Board may determine" in Section
8.01 of the Shareholders Agreement shall be replaced with the phrase "as the Shareholders may determine". The phrase "as selected by the Board" in Section 8.03(b) of the Shareholders Agreement shall be replaced with the phrase "as selected by the Shareholders".

          7.  The following provision shall be added after the last sentence in
Section 6.03 of the Shareholders Agreement.

          "The Company shall file and cause to be registered with the Moscow Registration Chamber and State Registration Chamber, as promptly as practicable after the effective date hereof (determined in accordance with clause 11 of Amendment No. 1 to Shareholders Agreement), an amended and restated charter substantially in the form of Exhibit F annexed hereto. The Company, VIP, Eco
                             ---------
Telecom and Telenor each agree to take all actions within their respective powers to approve the Charter."

          8. Schedules 2 and 2.01(e) to the Shareholders Agreement shall be deleted in their entirety.

          9. The phrase "the board of directors of each of the Company and VIP" in Section 3(b) of Schedule 3 to the Shareholders Agreement shall be deleted and replaced with the phrase "the board of directors of VIP and the Shareholders of the Company". The phrase "If the boards of the Company and VIP" in Section 3(b) of Schedule 3 to the Shareholders Agreement shall be deleted and replaced with the phrase "If the board of directors of VIP and the Shareholders of the Company".

          10. Exhibit E and Exhibit F annexed hereto shall be incorporated into, and shall be deemed a part of, the Shareholders Agreement.

          11. The parties hereto acknowledge and agree that this Amendment shall become effective only if (i) VIP's shareholders approve items 10 and 11 set forth on the agenda of VIP's 2002 annual GMS, (ii) either (X) at least US$200 million is disbursed to VIP under a loan agreement to be entered into by VIP, as borrower, with J.P. Morgan AG, as lender or (Y) at least 80% of all members of the VIP Board approve the waiver of clause 11(ii)(X) and (iii) the Company obtains all necessary consents and waivers of third parties. In the event that (i) VIP's shareholders do not approve such items 10 and 11 on the agenda of VIP's 2002 annual GMS, (ii) (X) at least US$200 million is not disbursed to VIP under a loan agreement to be entered into by VIP, as borrower, with J.P. Morgan AG, as lender, and (Y) at least 80% of all members of the VIP Board do not approve the waiver of clause 11(ii)(X) or (iii) the Company is unable to obtain all necessary consents and waivers of third parties, this Amendment shall be null and void and of no force or effect.

          12. This Amendment shall become effective only upon its execution by all parties hereto.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed by its duly authorized officer, effective as of the day and year first above written.


OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"


By:  /s/  Jo Lunder
     --------------------------------------
     Name:  Jo Lunder
     Title: CEO/General Director


By:  /s/ Dmitriy Steshchenko
     --------------------------------------
     Name:  Dmitriy Steshchenko
     Title: Chief Accountant



ECO TELECOM LIMITED


By:  /s/ Pavel Kulikov
     --------------------------------------
     Name:  Pavel Kulikov
     Title: Attorney-in-Fact


TELENOR EAST INVEST AS


By:  /s/ Henrik Torgersen
     --------------------------------------
     Name:  Henrik Torgersen
     Title: Attorney-in-Fact


OPEN JOINT STOCK COMPANY "VIMPELCOM-REGION"


By:  /s/ Alexei Mishchenko
     --------------------------------------
     Name:  Alexei Mishchenko
     Title: General Director


By:  /s/  Galina V. Nesterova
     --------------------------------------
     Name:  Galina V. Nesterova
     Title: Chief Accountant

                                   Schedule I

     The following procedures shall be applied for the purpose of assessing a Business Combination. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement, as amended.


1. To initiate a Business Combination Review, the Initiating Shareholder shall deliver a written notice (the "Review Notice") to the non-Initiating Shareholders and the Company stating that, based upon the quarterly Reports, the Subscriber Ratio is within a 20% positive variance of 1:1 (i.e., the subscriber ratio is between 1:1 and 1:1.2). If VIP is the Initiating Shareholder, the Review Notice shall include the name of the Appraiser selected by VIP from the list of Appraisers set forth in paragraph 8 hereof. Telenor and Eco Telecom shall have thirty (30) Business Days following receipt of a Review Notice from VIP to (i) approve the Appraiser selected by VIP or (ii) agree jointly with VIP on another Appraiser. If Eco Telecom or Telenor is the Initiating Shareholder, the Review Notice shall require VIP to select an Appraiser acceptable to Eco Telecom and Telenor from the list of Appraisers set forth in paragraph 8 hereof within thirty (30) Business Days following VIP's receipt of such Review Notice.

2. Upon receipt of the Review Notice, VIP and the Company shall negotiate in good faith to determine the structure and terms and conditions of the Business Combination, provided, that VIP and the Company shall consider, as
                           --------
     a possible structure, the acquisition by VIP of all of the issued and outstanding shares of capital stock of the Company in exchange for newly issued shares of common stock of VIP, or a wholly owned subsidiary of VIP, based on the 6.01(A) Combination Ratio and the applicable share exchange ratio. Immediately following agreement by VIP and the Company on the structure and terms of the proposed Business Combination (including, without limitation, the applicable share exchange ratio), VIP and the Company shall engage the Appraiser selected by VIP, Eco Telecom and Telenor pursuant to paragraph 1 hereof.

3. The "6.01(A) Combination Ratio" for purposes of the Business Combination under Section 6.01(A) shall be the ratio of the fair market value of the equity of VIP on the one hand to the fair market value of the equity of the Company on the other hand (expressed as a ratio of x:y), and shall be set at 1:1 as of the date of the latest quarterly Report; provided, however,
                                                           --------  -------
     that at the time of consummation of the Business Combination, the Subscriber Ratio shall have a positive variance of no more than 20% (i.e., the Subscriber Ratio shall be between 1:1 and 1:1.2) as of the date of the latest quarterly Report.

4. The Appraiser shall have up to thirty (30) calendar days from the date of its engagement to render an opinion (the "Fairness Opinion") to VIP's board of directors as to the fairness, from a financial point of view, to VIP and its minority shareholders of the 6.01(A) Combination Ratio and the structure and financial terms of the proposed Business Combination (including, without limitation, the applicable share exchange ratio). VIP and the Company each agree to provide such information to the Appraiser as the Appraiser reasonably requests in delivering its Fairness Opinion. Copies of the Fairness Opinion shall be provided to Eco Telecom and Telenor simultaneously with the provision of the same to VIP.

5. If, within thirty (30) calendar days from the date of its engagement, the Appraiser delivers to VIP (with copies to Eco Telecom and Telenor) a Fairness Opinion which is acceptable to VIP's board of directors, in its sole discretion, and the requirements set forth in the first paragraph of
     Section 6.01(A)(b) of the Shareholders Agreement have been satisfied, the Shareholders shall use all commercially reasonable efforts to effect the Business Combination in accordance with the procedures set forth in Section 6.01(A) of the Shareholders Agreement, and the Company and VIP shall each be required to pay 50% of the Business Combination Fees.

6. If the Appraiser is unable to deliver to VIP a Fairness Opinion which is acceptable to VIP's board of directors, in its sole discretion, within thirty (30) calendar days from the date of such Appraiser's engagement, either (i) the Business Combination shall not be effected pursuant to
     Section 6.01(A) of the Shareholders Agreement and the Initiating Shareholder shall be required to pay all Business Combination Fees incurred in connection with the Business Combination Review or (ii) at least 180 calendar days thereafter (but in any event prior to November 5, 2007), VIP, Eco Telecom and Telenor may jointly select another Appraiser (from the list of Appraisers set forth in paragraph 8 hereof) to provide VIP with a Fairness Opinion, within thirty (30) calendar days from the date of engagement of such Appraiser, in accordance with the procedures of this
     Schedule I.

7. In no event may more than one Review Notice be delivered in any twelve (12) month period.

8. For the purposes of this Schedule I, an Appraiser shall be selected from among the following five (5) Appraisers (which Appraiser shall be required to meet the requirements of an "Appraiser", as defined in the Shareholders Agreement, at the time of its selection):

..    UBS Warburg
..    Morgan Stanley Dean Witter & Co.
..    Goldman Sachs Group, Inc.
..    J.P. Morgan Chase & Co.
..    Merrill Lynch & Co., Inc.